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                                                             EXHIBIT (d)(15)(ii)

                   SECOND AMENDMENT TO SUB-ADVISORY AGREEMENT

                                ING EQUITY TRUST

         This Second Amendment, effective as of September 1, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 23rd day of September, 2002, as amended, between ING Investments, LLC, an Arizona limited liability company (the "Manager") and Aeltus Investment Management, Inc., a Connecticut corporation (the "Sub-Adviser"), with regards to ING Convertible Fund, ING Disciplined LargeCap Fund, ING Equity and Bond Fund, ING Financial Services Fund, ING Growth Opportunities Fund, ING Large Company Value Fund, ING MidCap Opportunities Fund, ING SmallCap Opportunities Fund and ING Tax Efficient Equity Fund, each a Series of ING Equity Trust.

                               W I T N E S S E T H

         WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 1,2003.

         NOW, THEREFORE, the parties agree as follows:

         1.       The following Section 10 is hereby inserted between existing
Section 9 and Section 10:

                  10. Non-Exclusivity. The services of the Sub-Adviser to the Series and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

         2. Each Section number and applicable references to each Section following the inserted Section 10 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

         3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                         ING INVESTMENTS, LLC

                                         By: -s- Michael J. Roland
                                             --------------------------
                                             Michael J. Roland
                                             Executive Vice President

                                         AELTUS INVESTMENT MANAGEMENT, INC.

                                         By: -s- Michael Gioffre
                                             --------------------------
                                             Name: Michael Gioffre
                                             Title: Senior Vice President

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